Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements on Form S-8 (Nos. 333-201891, 333-178881, 333-177586, 333-167388, 333-157417, 333-140238, 333-104105, 333-187133 and 333-195688) of Eloxx Pharmaceuticals, Inc. (formerly, Sevion Therapeutics Inc.)

2.	Registration Statements on Form S-3(Nos. 333-170140, 333-166277, 333-148779, 333-146691 and 333-138405) of Eloxx Pharmaceuticals, Inc. (formerly, Sevion Therapeutics Inc.)

of our report dated December 4, 2017, relating to the Eloxx Pharmaceuticals, Ltd., financial statements as of December 31, 2016 included in this Current Report on Form 8-K.

/s/ KOST FORER GABBAY & KASIERER
A member of Ernst & Young Global

Tel Aviv, Israel
December 22, 2017